                                  EXHIBIT 2.2

                                                                        Page 1
                                                                        08/10/99

                                SUPPLY AGREEMENT

         THIS AGREEMENT, made effective this 15th day of August 1999, by and between Bausch & Lomb Surgical, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office at 3365 Tree Court Industrial Boulevard, St. Louis, Missouri 63122 (hereinafter referred to as "BLS") and Escalon Medical Corp., a corporation organized and existing under the laws of the State of California, having an office at 351 E. Conestoga Road, Wayne, Pennsylvania 19087 (hereinafter referred to as "Escalon").

                                    RECITALS

         WHEREAS, Escalon and BLS are parties to a Termination Agreement dated as of the date hereof (the "Termination Agreement"); and

         WHEREAS, pursuant to the Termination Agreement, the parties terminated a Distribution and Development Agreement dated January 1, 1990 as amended on January 26, 1993; and

         WHEREAS, in accordance with the Termination Agreement, BLS agreed to purchase from Escalon, and Escalon agreed to manufacture and sell to BLS, certain viscous fluid systems.

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall be deemed to have the following meanings:


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                                                        Page 2
                                                                        08/10/99

         1.1 "Products" shall mean the Escalon TR8100-11 Viscous Fluid System for use with BLS's AdatoSil 5000 silicone oil, described in Exhibit A attached hereto, and shall include any improvements made by Escalon during the term of this Agreement.

         1.2 "Specifications" shall mean the product, material, packaging, manufacturing processes, protocols and other specifications for the Products set forth in Exhibit B attached hereto, which may be amended in writing by mutual agreement of the parties.

         1.3 "Quality System Audit" shall mean an assessment of Escalon's compliance with the Quality System Requirements for Medical Devices as set forth in Title 21, United States Code of Federal Regulations, Part 820, and in MDD 93/42 EEC, the European Medical Device Directive.

                                   ARTICLE II
                          PURCHASE AND SALE OF PRODUCTS

         2.1 Subject to the terms and conditions of this Agreement, Escalon agrees to manufacture and sell the Products to BLS, and BLS agrees to purchase the Products from Escalon when and as ordered, from time to time during the term of this Agreement.

         2.2 BLS may place its orders on BLS's purchase order forms, specifying shipping instructions and destinations. In the event that any of the terms and conditions included in such purchase order form of BLS are inconsistent or conflict with the terms of this Agreement, the terms of this Agreement shall prevail. Any terms and conditions in any order acknowledgement or other form of Escalon shall be of no force and effect and shall form no part of the agreement between the parties hereto. Delivery shall be within sixty (60) days from receipt of order by Escalon if the Product is labeled as an Escalon product but ninety (90) days if labeled as a BLS product. BLS shall provide Escalon with a six (6) month, non-binding forecast of purchases of the Products sixty (60) days in advance of each six (6) month period throughout the term of this Agreement.

         2.3 The Products shall be labeled and packaged using labels and supplies approved by BLS prior to use. The Products shall be labeled as required by applicable law, and to identify the trademark used on the Products as the property of BLS.

         2.4 Escalon shall furnish a written certificate for each lot of Products shipped to BLS, stating that the Products in that lot, identified by lot number, meet the Specifications. BLS, within


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                                                        Page 3
                                                                        08/10/99

thirty (30) days of receipt, shall have the right to reject any lots or units which, by inspection, fail to meet the Specifications, and to receive credit therefor. Rejected lots of Products will be shipped to Escalon's manufacturing facility with an identified rejection criteria, freight collect.

                                   ARTICLE III
                                TERM OF AGREEMENT

         3.1 This Agreement shall commence on the effective date first written above and shall continue until the end of the sixth Twelve Month Period set forth in the Termination Agreement (the "Initial Term"). The Agreement shall automatically renew thereafter from year to year unless terminated by either party on at least six (6) months written notice prior to the expiration of the Initial Term or any renewal thereof.

                                   ARTICLE IV
                             PRICE AND PAYMENT TERMS

         4.1 For all Products ordered from Escalon by BLS prior to December 31, 2000, BLS shall pay to Escalon the price for each of the Products set forth in Exhibit A (hereinafter referred to as the "Product Purchase Price"). Such prices shall include all private label packaging of the Products, and shall be FOB Escalon's manufacturing facility in New Berlin, Wisconsin. BLS shall designate the freight carrier for delivery of Products. All prices are exclusive of sales, use and other taxes. All export, import and other duties, tariffs and customs shall be paid by BLS. If exemption is claimed by BLS from any of the foregoing, BLS shall furnish to Escalon satisfactory proof of such exemption. Payment terms are net thirty (30) days from date of invoice.

         4.2 Escalon shall have the right to revise the prices set forth in Exhibit A on an annual basis, commencing January 1, 2001, by giving BLS sixty
(60) days prior written notice. Such revisions in price shall not exceed the actual changes in the direct cost to Escalon for parts, materials and labor in the production of the Products, utilizing generally accepted accounting principles consistently applied. BLS may, at its option, request verification of such increases by independent certified public accountants, reasonably acceptable to Escalon. Should Escalon's costs to manufacture the Products decrease during calendar year 2000 or any calendar year thereafter, the Product Purchase Price will be reduced by fifty percent (50%) of such decrease for the following calendar year.


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                                                        Page 4
                                                                        08/10/99

                                    ARTICLE V
                    WARRANTIES, COVENANTS AND INDEMNIFICATION

         5.1 Escalon warrants that it has title to all Products sold to BLS hereunder free of all liens and encumbrances of any kind or nature. Escalon further warrants and guarantees that at the time of shipment of Products to BLS pursuant to BLS's purchase orders, the Products shall conform to the Specifications and shall have been manufactured in accordance with all applicable federal, state and local laws and regulations, including the Federal Food, Drug and Cosmetic Act, as amended, and in accordance with all environmental, occupational health and safety laws and regulations.

         5.2 The parties represent and warrant that they have the full right to enter into this Agreement and that this Agreement does not conflict with any other agreements so long as the other terms of this Agreement are met.

         5.3 The Products shall carry Escalon's standard limited warranty.

         5.4 Escalon, its successors and assigns shall defend, indemnify and save harmless BLS, its customers, employees, officers, subsidiaries and affiliated companies, their successors and assigns from and against any and all claims, suits, actions, damages, liability, costs and expenses, including reasonable attorneys' fees, that are suffered, incurred or allowed against BLS by reason of or on account of: (i) failure of the Products manufactured by Escalon to meet the Specifications; (ii) any breach by Escalon of its warranties or covenants under this Agreement; (iii) any negligent or willful acts or omissions of Escalon, its employees, agents or subcontractors. Escalon shall maintain comprehensive General Liability Insurance, including contractual and product liability, in amounts not less than $1,000,000 per occurrence and $2,000,000 annual aggregate on a date of occurrence basis (not a date of claim basis). Upon request, Escalon shall submit a certificate evidencing such insurance to BLS, which certificate shall provide that it may not be canceled or reduced in amount without thirty (30) days prior notification to BLS. In the event of any claim or suit arising under this indemnity, prompt notice thereof shall be given to Escalon, which shall have the right to conduct and control the defense in respect thereto, but BLS may have counsel present at its own expense and shall be entitled to participate in the defense. BLS shall cooperate with Escalon in such defense as required by Escalon, at the expense of Escalon.


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                                                        Page 5
                                                                        08/10/99

         5.5 BLS, its successors and assigns shall defend, indemnify and save harmless Escalon, its employees, officers, subsidiaries and affiliated companies, their successors and assigns, from and against any and all claims, suits, actions, damages, liability, costs and expenses, including reasonable attorneys' fees, that are suffered, incurred or allowed against Escalon by reason of or on account of: (i) any labeling, trade name or trademark usage, advertising or promotional materials or other products used by BLS in connection with the Products; (ii) any breach by BLS of its warranties or covenants under this Agreement; (iii) any negligent or willful acts or omissions of BLS, its employees or agents. In the event of any claim or suit arising under this indemnity, prompt notice thereof shall be given to BLS, which shall have the right to conduct and control the defense in respect thereto, but Escalon may have counsel present at its own expense and shall be entitled to participate in the defense. Escalon shall cooperate with BLS in such defense as required by BLS, at the expense of BLS.

         5.6 Escalon, its successors and assigns, shall forever defend, indemnify and save harmless BLS, its employees, officers, subsidiaries and affiliated companies, their successors and assigns from and against all damages, claims, demands, suits, actions, seizures, injunctions, judgments, third party attorneys' fees and costs of any kind for any actual or alleged infringement, including willful infringement, of any tradename, trademark, tradedress, patent, registered design, copyright or other industrial property right, including rights arising from confidential disclosures or relationships, because of the manufacture and/or sale of the Products by Escalon or the purchase, possession, use or sale of the Products by BLS or by any customer of BLS, unless the actual or alleged infringing aspects of such Product relate to the use of BLS's tradename or trademark on the Products. In any of the latter events, BLS, its successors, assigns and legal representatives, shall forever defend, indemnify and save harmless Escalon, its employees and officers, their successors and assigns, in the same manner as set forth herein.


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                                                        Page 6
                                                                        08/10/99

                                   ARTICLE VI
                               REGULATORY MATTERS

         6.1 Escalon has applied for and obtained such regulatory approval as is necessary to market, sell and distribute the Products for use within the United States.

         6.2 In the event that BLS shall elect to market, sell and distribute the Products for use in countries other than the United States, Escalon agrees to support BLS's efforts to register the Products, if not previously approved, by making available all such information which it may have on the Products which any regulatory body may request from BLS. BLS shall apply for any such registration in its own name and, unless otherwise agreed, at its expense.

         6.3 BLS shall handle all initial questions, complaints and inquiries with respect to the Products. Escalon shall provide all reasonable assistance, at Escalon's expense, with respect to the handling of the questions, complaints and inquiries as may be requested by BLS.

         6.4 Escalon shall maintain, and make available to BLS upon its written request, any technical documentation which it may have including, but not limited to, the device master record and design history file for the Product. BLS shall be responsible for the filing of any reports under the European Medical Device Vigilance System with respect to the Product. BLS will report any problems with the Products in the United States in its capacity as distributor.

         6.5 BLS shall provide Escalon with electronic artwork for the labeling and packaging of the Products at least seventy-five (75) days prior to Escalon's first shipment of Products.

                                   ARTICLE VII
                                   TERMINATION

         7.1 Either party may terminate this Agreement by giving written notice to the other party in the following circumstances:

                  (i) following thirty (30) days notice in the event the other party commits any material breach of any obligation of this Agreement which is not cured within said thirty (30) day period; or

                  (ii) immediately upon giving notice in the event the other party becomes insolvent, or a petition of bankruptcy is filed by the other party, or in the event the other party makes a general assignment for the benefit of creditors, or


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                                                        Page 7
                                                                        08/10/99

         a receiver is appointed for the other party, or in the event a petition of bankruptcy is filed against the other party and is not dismissed within thirty (30) days of filing.

         7.2 BLS shall have the right to terminate this Agreement on ninety (90) days prior notice to Escalon if, in BLS's reasonable business judgment, the Product no longer represents a viable commercial opportunity for it.

         7.3 Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and, specifically, Escalon's obligation to deliver Products ordered or BLS's obligation to pay for Products ordered and/or shipped to BLS. The rights provided in this Paragraph shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violation of the provisions of this Agreement.

         7.4 Waiver by either party of a single default or breach or of a succession of defaults or breaches shall not deprive such party of any right to terminate this Agreement pursuant to the terms hereof upon the occasion of any subsequent default or breach.

         7.5 In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, lease or commitments in connection with the business or goodwill of Escalon or BLS.

         7.6 Other than as set forth herein, after termination of this Agreement, neither party shall use any trademark, tradename, intellectual property, advertising or material which refers to or is related to the other and shall refrain from acts and omissions that suggest such relationship.

         7.7 Neither party shall be liable to the other for any indirect, special, incidental or consequential damages on account of the termination or expiration of this Agreement. The parties acknowledge that this Section 7.7 has been included as a material inducement for both parties to enter into this Agreement and that neither party would have entered into this Agreement but for the limitations of liability as set forth herein.


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                                                        Page 8
                                                                        08/10/99

                                  ARTICLE VIII
                            FACILITY AND RECORD AUDIT

         8.1 Upon reasonable notice to Escalon, BLS, any representative of BLS and/or of any United States or foreign regulatory agency shall have the rights to inspect, during normal business hours, the manufacturing facility of Escalon and that of any third-party supplier which is involved in the production of Products, to conduct Quality System Audits from time to time, and to review records of Escalon or of any third-party supplier to assure compliance with any terms of this Agreement. The right to review records relating to the manufacture of the Products shall be limited to a period of three (3) years after the manufacture and sale of the Products to BLS, unless such review is necessitated by any governmental regulations or demands. Upon request, Escalon agrees to provide BLS with copies of any manufacturing and quality control records associated with the Products being manufactured for BLS.

                                   ARTICLE IX
                                  FORCE MAJEURE

         9.1 If either party is prevented from performing any of its obligations hereunder (other than the payment of money) for unforeseeable and unavoidable causes beyond its control and without its fault or negligence, which wholly or partially prevent the manufacture, delivery, transportation, receipt, sale or use of the Products, including but not limited to fire, strike, explosion, flood or other acts of God, the inability of a vendor to supply approved raw materials or any act or order of any governmental agency, such party shall not be liable to the other party for breach of this Agreement, provided the party so affected gives prompt notice of such cause to the other party and exercises due diligence to remove the cause as soon as reasonably practical.

                                    ARTICLE X
                                 CONFIDENTIALITY

         10.1 Each party acknowledges that it has or will have access to valuable proprietary information of the other party, including but not limited to, technical data and customer and


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                                                        Page 9
                                                                        08/10/99

marketing information, all of which are the property of the other party, have been maintained confidential, and are used in the course of such other party's business. Each party shall not, either during the term of this Agreement and for a period of five (5) years thereafter, disclose the other party's proprietary information to anyone other than those of its employees having a need to know and shall refrain from use of such information other than as set forth in this Agreement. In addition, the receiving party shall take all reasonable precautions to protect the value and confidentiality of such information to the originating party. All records, files, notes, drawings, prints, samples, advertising material and the like relating to the business, products or projects of the originating party and all copies made from such documents shall remain the sole and exclusive property of the originating party and shall be returned to the originating party immediately upon written request thereby, except that the parties may retain a copy of any confidential information that has been disclosed in their legal records for the sole purpose of making a record that the information is subject to confidentiality and may not be disclosed.

         10.2 Neither party shall be obligated or required to maintain in confidence any information that (i) it is required to disclose as part of a regulatory submission or by order or regulation of a governmental agency or a court of competent jurisdiction, provided that such party shall not make any such disclosure without first notifying the other party and allowing the other party a reasonable opportunity to seek injunction relief from (or protective order with respect to) the obligation to make such disclosure; or (ii) it can demonstrate with written records is in public domain or known to the receiving party prior to disclosure by the originating party other than through breach of this Agreement, or becomes known to the receiving party from a source other than the disclosing party without breach of any obligation of confidence, or is or has been furnished to a third party by the originating party without restriction on the third party's right to disclose.


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                                                        Page 10
                                                                        08/10/99

                                   ARTICLE XI
                                     NOTICES

         11.1 All notices specified in this Agreement shall be given in writing and shall be effective when either served by personal delivery or facsimile transmission, or five (5) days after being addressed to the other party at the address specified below and deposited first class mail. Unless otherwise specified in accordance with the provision of this Section, the addresses of the parties shall be:

                          Escalon Medical Corp. Corporation
                          2440 S. 179th Street
                          New Berlin, Wisconsin 53146-2149
                          Attention:  Ronald Hueneke, President & COO
                          Facsimile No.: 414/821-9927

         With a copy to:

                          Escalon Medical Corp.
                          351 E. Conestoga Road
                          Wayne, Pennsylvania 19087
                          Attention:  Richard J. DePiano, CEO
                          Facsimile No: 610/688-3641

          and

                          Bausch & Lomb Surgical, Inc.
                          3365 Tree Court Industrial Boulevard
                          St. Louis, Missouri 63122
                          Attention:  Vice President, Operations
                          Facsimile No.: 314/225-7365

         With a copy to:

                          Bausch & Lomb Surgical, Inc.
                          555 West Arrow Highway
                          Claremont, CA 91711
                          Attention:  Mark Tomaino, General Counsel
                          Facsimile No.: 909/399-1376


                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         12.1 This Agreement constitutes the entire agreement between the parties, there being no warranties, representations or conditions of any kind or nature between the parties except as set forth herein and supersedes all prior agreements, whether oral or written, with


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                                                        Page 11
                                                                        08/10/99


respect to the subject matter hereof. This Agreement shall not be modified or changed except by subsequent written agreement signed by both parties.

         12.2 This Agreement may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that either party may assign or transfer its right and obligations to a subsidiary or to a successor in the case of a sale or transfer of all or substantially all of its business by way of acquisition, consolidation or merger. Notwithstanding the foregoing, this Agreement shall be binding upon the respective successors and assigns of either party hereto.

         12.3 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without resort to any case law or statutes which might require or suggest the application of the laws of another state.

         12.4 Nothing contained in this Agreement shall permit either party to incur any debts or liabilities on behalf of the other party except as specifically provided in this Agreement. The parties are and will remain at all times independent contractors, and no agency or employment relationship exists between them.

         12.5 The headings and captions contained herein are for reference only and shall not constitute a substantive part of this Agreement.

         12.6 If any part of this Agreement is rendered void, invalid or unenforceable by a court of last resort or by any court from which an appeal of its decision is not taken within the time provided by law, such shall not affect the validity or enforceability of any other provisions of this Agreement except those where the invalid or unenforceable provisions comprise an integral part of or are otherwise clearly inseparable from the intent and purpose of this Agreement. In the event any provision is held invalid or unenforceable, the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

         12.7 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. None of the terms, covenants and conditions of this Agreement may be waived except by written consent of the party waiving compliance.


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                                                        Page 12
                                                                        08/10/99

         12.8 This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

         12.9 In the event that a party or both parties shall want to make any public statement announcing this Agreement, except as may be required by law, judicial order or any listing agreement with a national securities exchange or over-the-counter trading system to which either is a party, such voluntary announcement shall be subject to review and approval by both parties prior to release. Approval shall not be unreasonably withheld.

         12.10 If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

BAUSCH & LOMB SURGICAL, INC.                  ESCALON MEDICAL CORP.


By: /s/ HAKAN EDSTROM                         By: /s/ R.J. DePIANO
----------------------------                  ---------------------------
      (Signature)                                  (Signature)

      HAKAN EDSTROM                                    R.J. DePIANO
----------------------------                  ---------------------------
      (Print Name)                                     (Print Name)

Title: PRESIDENT                              Title: CEO
      ----------------------                        ---------------------
Date:    8/11/99                              Date: AUG. 11, 1999
      ----------------------                       ----------------------


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                                                        Page 13
                                                                        08/10/99

                                    EXHIBIT A


                    THE PRODUCTS AND PRODUCT PURCHASE PRICES

Products                                           Purchase Price
--------                                           --------------

TR8100-11 Viscous Fluid System                     $2,600.00/each
T8170-11 10cc Disposable Syringe                   $273.00/Box of 10


Escalon Supply Agreement
Exhibit A to Termination Agreement

                                       EXHIBIT B          Page 1 of 3

[ESCALON LOGO]                                                      Page 7 of 8

                                 SPECIFICATIONS

       (Contains one Viscous Fluid System with foot pedal and power cord)


PRESSURE:                MIN -  MAX settings                     0-70 PSI +/- 2 PSI
                         Percentage display                      within 8 PSI

VACUUM:                  MIN -  MAX settings                     0-600mm Hg +/- 5 mm Hg
                         Percentage display                      within 20 mm Hg

DIMENSIONS:              Height:                                  4.0 inches (10.2mm)
                         Weight:                                 12.0 inches (30.5mm)
                         Depth:                                  11.25 inches (28.6mm)

WEIGHT:                  Unpacked:                               Approx. 13 pounds

ENVIRONMENTAL:           Temperature:                            40 degrees F-100 degrees F
                         Relative Humidity:                      10% to 70% without condensation

ELECTRICAL:              The system accepts the following input commercial power
                         voltages and frequencies and meets the leakage currents
                         specified in IEC 60 601-1-1

                         85VAC to 26OVAC, 50/60 Hz

FUSE:                    2A/250V @ 110V AC, Fast Acting, 5x20
                         IA/250V @ 220V AC, Fast Acting, 5x20

PROTECTION AGAINST       Class I, Type B
ELECTRICAL SHOCK:

WARNING: Do not use the Viscous Fluid System near flammable anesthetics.

NOTE:                    If at any time a power fails in any mode, the Viscous
                         Fluid System will revert to a safe mode". All functions will cease immediately. When power is restored, the unit will resume operation at power up level.

Escalon will make available upon request circuit diagrams, component parts, and other pertinent information.

                                    EXHIBIT B                Page 2 of 3

[ESCALON LOGO]                                                      Page 2 of 8

FRONT PANEL (see Figure 1)
------------------------------------------------------------------------------
The following list is a brief description of the front panel controls.

POWER------------ Red button to switch power on and off.

PRESSURE:
  PRESET WINDOW-- Provides the two-digit display of preset pressure, which is shown in pounds per square inch (psi).
                  Bar graph display indicating % of output based on preset level setting.

  PRESET--------- The adjustment knob which regulates preset pressure from 0 to
                  70 psi, as viewed in the pressure preset display window.

VACUUM:
  PRESET WINDOW-- Provides the three-digit display of preset vacuum, which is shown in millimeters of mercury (mm Hg).
                  Bar graph display indicating % of vacuum based on preset level setting.

  PRESET--------- The adjustment knob which regulates preset vacuum from 0 to
                  600mm Hg, as viewed in the vacuum preset display window.

SELECTOR SWITCH-- Selects desired function. Pressure/Vacuum.

CPC CONNECTOR---- Connector used to attach the VFS disposable pack to the system.


                         [VISCOUS FLUID SYSTEM I GRAPHIC]


                                   Figure 1

                                          EXHIBIT B        Page 3 of 3

[ESCALON LOGO]                                                       Page 3 of 8

REAR PANEL (see Figure 2)
-----------------------------------------------------------------------------
The following is a brief description of the back panel components:


FAN---------------  Cools internal components.

POWER CORD--------  Supplied with system. Use only "Medical Grade" power cord.

FUSE RECEPTACLE---  Always replace with same type fuse described in specifications.

FOOT PEDAL--------  Pressure and Vacuum linear control.

POWER RECEPTACLE--  Accepts 85VAC to 26OVAC, 50/60 Hz (no need to select voltage input).


                                    [graphic]

                                    Figure 2